Exhibit 99

CONTACT:	Robert F. Mangano President & Chief Executive Officer (609) 655-4500	Joseph M. Reardon Senior Vice President & Treasurer (609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP REPORTS RECORD NET INCOME, UP 20.0%
FOR THE FIRST QUARTER ENDED MARCH 31, 2006

Cranbury NJ – APRIL 26, 2006......1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1ST Constitution Bank, announced today record net income for the first quarter ended March 31, 2006.  For the quarter ended March 31, 2006, net income increased by 20.0 percent to $1,254,758 or $0.35 per diluted share, up from $1,045,531 or $0.29 per diluted share achieved during the first quarter of 2005.  All per share amounts have been restated to give effect to a 5 percent stock dividend paid January 31, 2006.

For the quarter ended March 31, 2006, net interest income increased $693,460 or 19.6 percent over the first quarter of 2005.  Return on average assets stood at 1.38 percent for the period, while return on average equity reached 16.91 percent.  These results compare favorably to the return on average assets of 1.27 percent and the return on average equity of 15.82 percent achieved for the first quarter of 2005.  The Company’s net interest margin also grew to 5.03 percent for the first quarter of 2006, which represents a positive increase from the 4.65 percent achieved for the corresponding prior year period.

For the quarter ended March 31, 2006 the Company provided $170,000 to the allowance for loan and lease losses compared to $60,000 for the quarter ended March 31, 2005.

Robert F. Mangano, president and chief executive officer of 1ST Constitution Bancorp attributed higher earnings for the quarter ended March 31, 2006 to continuing momentum across a broad range of product lines, primarily relating to the Bank’s lending activities and the continued generation of non-interest income.  Loans in all categories grew 19.8 percent for the period and non-interest income increased to $729,586, or 17.3 percent when compared to the first quarter of 2005.

At March 31, 2006, 1ST Constitution Bancorp had total assets of $369.1 million, an increase of $34.8 million, or 10.4 percent from total assets at March 31, 2005.  1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates nine branch banking offices in Cranbury (2), Hamilton, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, and a loan production office in Fort Lee, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq National Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp Selected Consolidated Financial Data

($ in thousands, except per share amounts)	Three Months Ended		Years Ended
	March 31,		December 31,
	2006	2005	2005	2004	2003
Income Statement Data:
Interest income	$6,153	$4,821	$21,328	$17,016	$14,387
Interest expense	1,919	1,280	6,028	4,545	4,374
Net interest income	4,234	3,541	15,300	12,471	10,013
Provision for loan losses	170	60	405	240	240
Net interest income after prov. for loan losses	4,064	3,481	14,895	12,231	9,773
Non-interest income	730	622	2,647	2,557	2,401
Non-interest expense	3,090	2,570	10,887	8,990	7,169
Income before income taxes	1,704	1,533	6,655	5,798	5,005
Income tax expense	449	487	2,095	1,960	1,777
Net income	$1,255	$1,046	$4,560	$3,838	$3,228

Balance Sheet Data:
Total Assets	$369,068	$334,242	$372,495	$335,830	$293,483
Loans, including loans held for sale	263,784	220,100	256,772	220,581	179,356
Allowance for loan losses	(2,534)	(2,065)	(2,361)	(2,005)	(1,787)
Investment securities available for sale	64,184	79,980	69,237	85,589	85,000
Investment securities held to maturity	17,496	16,282	21,758	12,167	6,191
Deposits	284,443	275,936	305,809	276,887	245,354
Shareholders' Equity	30,826	26,946	29,797	26,790	23,585

Performance Ratios:
Return on average assets	1.38%	1.27%	1.22%	1.22%	1.18%
Return on average equity	16.91%	15.82%	15.54%	15.54%	14.85%
Net interest margin	5.03%	4.65%	4.25%	4.25%	3.94%
Efficiency ratio	62.3%	61.7%	59.8%	59.8%	57.7%

Asset Quality:
Loans past due over 90 days and still accruing	$118	$0	$63	$63	$0
Nonaccrual loans	833	1,118	1,049	1,049	331
OREO property	0	0	0	0	9
Net charge-offs (recoveries)	(3)	0	21	21	123
Allowance for loan losses to total loans	0.96%	0.94%	0.91%	0.91%	1.09%
Nonperforming loans to total loans	0.37%	0.51%	0.50%	0.50%	0.20%

Per Share Data:
Earnings per share - Basic	$0.36	$0.30	$1.32	$1.11	$0.94
Earnings per share - Diluted	$0.35	$0.29	$1.27	$1.08	$0.89
Book value per share	$8.95	$7.75	$8.67	$7.72	$6.84